Exhibit (c) (3)

Project Denali

February 04, 2013

This volume contains copies of slides that will be presented by members of The Boston Consulting Group, Inc. (“BCG”), to members of the Board of Directors of “Denali”, and are designed for the use of the Board.

At the presentation, the slides will serve as the focus for discussion. They are incomplete without the accompanying oral commentary.

The financial evaluations contained in this presentation are based upon standard methodologies using public and/or confidential data and assumptions derived from the industry insight gained during the strategic options work for the Board of Directors of “Denali”.

Changes in the underlying data or operating assumptions will clearly impact the analyses and conclusions. The Boston Consulting Group does not provide fairness opinions or valuations of market transactions. Our financial evaluations provide a framework for assessing the relative attractiveness of different strategic options.

These materials may not be copied or given to any person or entity (“Third-Parties”) other than the Client without BCG’s prior written consent.

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Follow up questions from discussion on Jan 15

What is the impact of splitting Denali into Core and New?

What is the impact of separating DFS (outside go private scenario)?

Follow up questions from discussion on Jan 15

1

What is the impact of splitting Denali into Core and New?

2

What is the impact of separating DFS (outside go private scenario)?

Four primary impacts from splitting Denali

Proposed split: separate Core / New

EUC

EUC Peripherals

EUC Support

Storage

Services

Networking

“Core Denali” PC Company

“New Denali” Solutions Company

Strategic perspective on split

1 Cost synergies:

Cost impact on shared functions

Sales force cross-selling

Economies of scale and scope

2 Strategy & execution:

Tactics and partnerships made possible

Impact on management focus

Potential execution risks

3 Market valuation:

Impact of new portfolio logic on trading multiple

“Sum of parts” value shift

4 Transaction costs:

Impact on existing initiatives

Upfront costs

Initial review of must-believes to pursue split

	Must believe	Initial assessment	Rationale
1	**Separation creates minimal dis-synergies**		• Both parts of business currently benefit from combined scale – Est. $770M cost synergy from procurement, overhead, marketing, etc – Est. $420M revenue synergy from sales pull-through in core and new • Common sales team key enabler of strategy (shift to higher margin enterprise products in mid-market); split expected to increase Opex, decrease cross-sell
2	**Split enables improved strategies and execution for each BU**		• Broad conviction among Denali leaders that combination of Core and New Denali is at heart of business model and competitive advantage • Gains in management focus could be achieved with new metrics, incentives, BU cost allocations and processes – they do not require split
3	**Split will drive market revaluation**		• Separate Core / New stocks would appeal to new types of investors • However, perceived lack of transparency into BUs is already being addressed by changes in reporting (underway); unclear how much split would add • On average, firms see 3-4% improvement in share price from announcement[1]
4	**Transaction can be executed quickly with little disruption or risk**		• Core/New are highly interlinked operationally and organizationally – A split will likely entail changes to core processes and IT, and require separation of duplicate assets (brand, sales structure, back office, DFS) • Announced demergers do not always reach completion (e.g., HP) • Empirically, demergers are can take time to complete (varies by size of demerger - can be ~6 months planning + 18 months execution) • While separation is in progress, business will be disrupted

1. Analysis based on an event study of 28 spin-offs/equity carve-outs over 2005-09
Source: BCG study on value creation from splits (Nov 2010); BCG research, Denali Dataroom

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Difference from Project Clean estimate driven primarily by use of the “9/21 case” business forecast

Denali post-split DCF value per share: Project Clean vs. current effort1

30

25

20

15

10

5

0

Project Clean’s forecast assumed Denali split and achieved mgmt plan; most of the value upside was driven by 9/21 forecast, not the split per se

BCG Base Case Avg Value1

(w/o Split) = 10.1-14.5

Prj. Clean: Original Estimate

Prepared by Goldman in May 2011

Change in Mgmt Case

Decline from April 2011 forecast to Sept 2012

Prj. Clean: Updated Estimate

Prj. Clean methods applied (by BCG) to Sept. 2012 forecast

Base Forecast Change

Base case forecast used instead of 9/21 plan

Lost Synergies

$950 earnings impact vs $590M

Transaction costs

$480M one-time; not included in Project Clean

Multiple Expansion

4.5x/7.5x used for Core/New Denali vs. 6.7x for each in Proj. Clean

Improved Execution

No change (both methods assume zero)

Current Estimate

1. Numbers shown for current effort are average of high (7.6x multiple) and low (4.5x multiple) cases for Base Case

Initial estimates of synergy/cost impact of potential split

	Item ($M)	Initial estimate	Project Clean	Drivers	Methodology
Ongoing Dis-Synergies	Revenue (GM Δ)	(420)	(830)	Reduced revenue pull-through	1% reduction in Core GM base of ~$5.1B; 5% reduction in New GM base of ~$7.2B; percentages are half of Project Clean's
	Procurement	(260)	(100)	Decline in purchasing power due to scale loss	Cost increase for processor and hard drive spend: 5% for New (base of ~$3.8B), 1% for Core (base of ~$5.8B)[2]
	Marketing OpEx	(140)	(150)	Decreased synergies, ongoing branding cost	12% increase on base of ~$1.2B[3]; does not include initial re-branding (which is in "one-time costs")
	Sales OpEx	(220)	-	Decreased synergies in operations	6% increase on base of ~$4B[4] ; equivalent to estimating that 10% of sales ops positions are duplicated
	R&D OpEx	-	+80	None	Assumed no existing synergies or dis-synergies; Project Clean's rationale for projecting cost reduction is unclear
	G&A (Other OpEx)	(150)	+260	Decreased synergies in back office, mgmt, advisors, property	8% increase on base of ~$2.3B[5], plus $20M for duplication of core public company costs (board, compliance, etc.); Project Clean's rationale for projecting cost reduction is unclear
	Earnings Impact[1]	**(950)**	**(590)**		
One-Time Costs	General split costs	(500)	-	Re-branding, turnover, delay in transformation, new systems, etc.	1/3 of HP's $1.5B estimate (designed to be conservative – Denali is 1/2 HP's size)
	Transaction fees	(100)	-	Bank and advisor fees for analysis and deal financing	Industry-standard 0.5% of transaction size ($20B)
	Earnings Impact[1]	**(480)**	-		

1. Numbers do not sum due to tax impact 2. Per rough management estimates 3. Based on 90% scale factor 4. Based on 95% scale factor 5. Based on 95% scale factor
Note: "Ongoing" figures show FY14-FY17 average; all projections are incremental to current forecast; numbers rounded to nearest $10M.

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Open questions regarding split

Issue

Synergies / dis-synergies

Execution Risk

Sales Force Organization

Impact on New Denali transformation

Outstanding questions

What dis-synergies would be caused by splitting companies?

To what extent will split enable long-term gains through better management?

How long will split take to execute?

What is downside risk if split is poorly managed or lasts longer than expected? (Increased turnover, poor sales, etc.)

How will sales force be divided?

How will split affect existing client relationships and current cross-selling contracts?

To what extent will transformation stall due to lack of mgmt focus?

How will current executive team be divided between new companies?

How will New Denali fund growth without cash generation from Core?

Potential next steps

Launch cross-functional effort to detail synergies bottom-up by division

Analyze competitive opportunities for businesses as separate companies

Build detailed roadmap for logistics of split

Key milestones, deadlines, and owners

Model range of execution scenarios

Engage advisors to plan legal and financial structure of split (e.g., spin-off, split-off, etc.)

Plan detailed allocation of new sales organization (including structure, wiring, processes, etc)

Interview customers to develop deeper understanding of expected reaction

Refine strategic plans for two separate companies

Create succession plan and launch search for new executive committee

Assess capital structure and plan for likely capital needs of both companies

Follow up questions from discussion on Jan 15

1

What is the impact of splitting Denali into Core and New?

2

What is the impact of separating DFS (outside go private scenario)?

Four criteria to assess DFS separation (outside ‘go private’)

DFS functions

Illustrative DFS separation

Possible split of functions

Branding

Selling

Servicing

Pricing

Credit assessment

Funding

Invoicing

Collection

Disposal

Remarketing

Denali

Denali and Partner

Partner

Assessment criteria

1

How important is financing/leasing as part of customer offer?

2 How do benefits of an integrated (captive) finance unit compare to separated (third party) finance entity?

3

Would a DFS separation (outside a ‘go private’ scenario) create strategic value?

4

Can DFS be separated quickly with little disruption?

Observations on separation of DFS (outside 'go private')

Observations	Description
1 Financing/Leasing - important part of the customer offer	• A well-integrated sales and financing interface is valued by customers – DFS has 23% pen. rate in SMBs, manages ~$3B in commercial receivables – Faster approval times with fewer handoffs important to customers (BCG case experience)
2 Integrated (captive) financing units enable coordinated marketing & life cycle asset management	• Mid market and Enterprise customers interested in financing – especially leasing – Most competitors have retained captive finance arms (e.g. HP, Cisco, IBM) • Parent's knowledge of products enables life cycle management of leased assets – 47% of DFS originations in FY'12 were leases; largely to SMB and PLE segments • Captive has customer relationships and parent has access to product pipeline information – this facilitates migrating customers from Gen 1.0 to Gen 2.0 products as technology evolves • Consolidated co. can integrate financing with pricing/promotions to increase probability of sale
3 Value from DFS separation is less obvious at this point	• For a transaction to offer compelling value, the offer should offset revenue dis-synergies from: – Inclusion of the third-party financing entity into commercial sales cycle – Denali's reduced flexibility to integrate pricing/promotions with financing to sell • Denali currently has strong credit rating, with small disadvantage (if any) on funding costs
4 Separation will take time and may cause disruption	• DFS not configured for separation at present; therefore separating will take time – DFS is not a separate legal entity – DFS CSMB organization is integrated with its counterpart Denali division – Treasury, Legal, HR, and other support functions handled through shared services at Denali • Denali is in the middle of executing a transformation and DFS separation may impact mgmt focus – Base case and cost take-out requires execution bandwidth with high value creation potential

Source:Denali data, Management interviews, Advisor interviews, BCG experts, BCG research

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DFS separation tradeoffs different in a ‘go private’ scenario

1 Overall strategic and commercial logic for effects of captive integration do not change

2 Financial reasons to retain DFS become less attractive, since parent will have a much more levered balance sheet (with credit rating below investment grade)

Higher cost of funds and lower ROE

Higher vulnerability in scenario where external liquidity becomes difficult and/or very expensive to access

3 Opportunity to separate DFS becomes more attractive

DFS separation lowers leverage and/or reduces need for sponsor equity

Sale proceeds can be used to return cash to investors

DFS offers differentiated value

DFS supports important customers for Denali especially SMBs

FY '12	Pen rate %	Originations ($B)	Managed assets ($B)
SMB	23	1.2	0.8
PLE	8	1.5	2.1
Consumer	40	1.0	2.0
Total	**15**	**3.6**	**4.9**

47% of total originations are leasing

SMBs (esp. mid market) is a growth priority for DFS *(mgmt presentation)*

~60% consumers receivables are sub-prime

Captive finance units can offer differentiated value to SMBs

Leasing is a differentiator

- *"Ability to provide purchasing and leasing is advantageous, – moving the outflow from Capex to Opex is attractive for us." – CIO of a small bank*
- *"OEM financing would be easier because there is no debate on the residual value of the asset during the life of the financing." – CIO regional bank*
- *"Asymmetric product information gives OEMs a distinct advantage over third parties – " BCG expert*

Faster turnaround times are valued

- *" Captive financing is almost always equal or faster than external." – CIO manufacturing SMB*
- *"Typical corporate contract takes 1-3 months to negotiate ; having a single contract can speed the transaction by over 1 month" - IT manager small co.*

Integrated sales and financing preferred

- *"If you can get the buyer into the mind-frame that they are getting great technology at a fair value price along with a variety of payment mechanism, then you are creating an easier decision process for them." – CIO manufacturing*

Source: Denali management information, BCG research

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Most tech co’s have captive finance units and IG rating

Technology (OEMs)

Retailers

Company

Microsoft

IBM

CISCO

ORACLE

hp

xerox

Symantec

Lenovo

BEST BUY

hhgregg

Captive

Outsourced

Provider

Go-to-market is via Microsoft Partners

IBM Global Finance

Cisco Capital

Oracle Financing

HP Financial Services

Xerox Finance

GE Capital

Apple Financial Services

CIT

MasterCard, Capital One

GE Capital

Rating

AAA

AA-

A+

A+

BBB+

BBB-

BBB-

-

-

BB

-

Source: BCG research, S&P ratings as at 30 Jan 2012

From Jan18, 2013
Board presentation

Financial forecasts lead to range of implied Denali DCF values

		DCF $ / share calculations	
		Low case[3]	High case[4]
Base case forecast	**Base case**		
	• Present value of business CFs	9.7	13.4
	• Cash (after tax)[1,2]	4.3 – 4.9	4.3 – 4.9
	• Debt[1]	(5.2)	(5.2)
	• Long-term investments[1]	1.3- 1.4	1.3- 1.4
	Base case total	**10.1 – 10.8**	**13.8– 14.5**
Management initiatives	1 **Productivity cost takeout:** Realize 25-75% of $3.3B cost out	**2.2– 6.8**	**3.2– 10.0**
	2 **Maintain / grow Core :** Get 0-50% of ~11% share (vs. 6%) in EM in FY17	**0 – 0.6**	**0 – 0.8**
	3 **Sales force effectiveness:** Realize 0-50% of 5% p.a. productivity gain in each of 3 years	**0 – 1.5**	**0 – 2.1**
Market sensitivities	4a **PC market upside**	**1.5**	**3.0**
	4b **PC market downside**	**(1.4)**	**(2.0)**
	5a **New Denali upside:** Revenue CAGR 6.5% (base – 4.5%) till FY'17 vs. FY'28	**0.8**	**1.2 – 2.6**
	5b **New Denali downside:** Revenue CAGR 2.5% (base - 4.5%) till FY'17 vs. FY28	**(0.8)**	**(1.2)– (2.3)**
	6 **Discount rate:** Range from 7.5-9.5% (base case – 8.5%)	**(0.3) – 0.3**	**(0.5) – 0.5**

1. Denali balance sheet as of November 2, 2012 2. Assumes 90% cash and investments are offshore and subject to 25%-35% US taxes on repatriation. 3. TV based on no revaluation vs. the unaffected late 2012 trading multiple (which is 4.5x EBITA) 3. TV based on revaluation upward to reflect the NPV of the TV over FY'17-28 (which calculates out to 7.5x EBITDA)
Note: 1742M diluted shares outstanding as at Nov 02, 2012. Numbers may not foot due to rounding. Discount rate of 8.5% used to calculate present values.
BCG does not provide fairness opinions or valuations of market transactions. Third-Parties may not rely on these materials for any purpose whatsoever.
Source: BCG analysis, Denali Data Room, Industry Publications, Denali 10Q and 10K

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